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                             Watkins-Johnson Company
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For Further Information:
    Media:                Judy Brennan     (Sard Verbinnen & Co)   212-687-8080

    Investor Contact:     Frank E. Emery   (Watkins-Johnson)       650-813-2752

For immediate release

                            WATKINS-JOHNSON ANNOUNCES
                      OUTCOME OF ANNUAL SHAREOWNER MEETING

Directors Re-elected; Auditors Ratified; Polls Remain Open Until May 24, 1999 on
         Two Proposals to Eliminate Super-majority Voting Requirements

PALO ALTO, Calif. April 30, 1999 -- Watkins-Johnson (NYSE: WJ), a high technology company in wireless communications and semiconductor equipment, announced the outcome of its Annual Meeting of Shareowners held yesterday.

Shareowners re-elected all current directors and approved Deloitte & Touche LLP continuing to serve as the company's independent auditors. However, the total vote submitted on two proposals to amend the company's charter and bylaws to abolish super-majority voting requirements for shareowners (80% approval) and directors (75% approval) have so far fallen short of the required approval level of 80% of the outstanding shares. The proposals would reduce to a simple-majority the vote required to approve important corporate decisions, including merging or selling the company.

As a result, the company will keep the polls open until 11:00 a.m. California time on Monday, May 24, 1999, at the company's headquarters in Palo Alto, California, in order to give shareowners additional time to vote on these proposals. In each case, the overwhelming majority of the shares voted were voted in favor of each proposal. However, the votes fell short of the required 80% of the shares outstanding. In the case of the proposal to eliminate super-majority shareowner voting, approximately 72% of the outstanding shares have so far voted in favor, and in the case of the proposal to eliminate

                                    - more -

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Watkins-Johnson Company, page 2

super-majority director voting, approximately 63% of the outstanding shares have so far voted in favor. Both of these proposals were non-discretionary items for the purposes of brokers voting the shares of their clients, and approximately 25% of the outstanding shares have not yet voted on either proposal.

The company noted that its Board of Directors has unanimously recommended the elimination of these super-majority voting requirements in order to enhance the company's ability to pursue possible transactions which its Board and a majority of shareowners support. On March 1, 1999, the company announced that its Board of Directors decided to pursue the sale of the company in its entirety or as separate businesses.

         Watkins-Johnson Co. specializes in two high-technology business areas. WJ's wireless-communications units produce radio-frequency components, subassemblies and equipment for fixed and mobile networks worldwide. The company's Semiconductor Equipment Group produces APCVD systems for high-volume integrated-circuit manufacturing.



         This news release, other than the historical financial information, consists of forward-looking statements that involve risks and uncertainties, including the outcome of the shareowner vote on the two still-pending proposals referred to in this press release, the risks of consummation of the sale of the company or its component businesses, and the other risks detailed from time to time in the company's SEC reports, including the report on Form 10-K for the year ended December 31, 1998. Actual results may vary materially.

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